Exhibit 99.1

Media Relations Department P.O. Box 1734, Atlanta, GA 30301 Telephone (404) 676-2121

FOR IMMEDIATE RELEASE	CONTACT: Investors: Jackson Kelly
(404) 676-7563

Media: Dana Bolden
(404) 676-2683

THE COCA-COLA COMPANY REPORTS
FOURTH QUARTER AND FULL YEAR 2008 RESULTS

•                  Strong worldwide unit case volume with 4 percent growth in the quarter and 5 percent growth for the full year.

•                  International operations delivered 6 percent unit case volume growth for both the quarter and full year.

•                  Global volume and value share gains continued across key markets and categories.

•                  Solid cash generation continued, with full year cash flow from operations up 6 percent.

•                  Fourth quarter reported EPS was $0.43.  Comparable EPS up 10 percent to $0.64, reflecting nine consecutive quarters of double-digit comparable EPS growth.   Full year reported EPS was $2.49 and comparable EPS up 17 percent to $3.15.

•                  Operating income growth of 12 percent on a reported basis and 10 percent on a comparable basis in the quarter.  Full year operating income grew 16 percent on a reported basis and 17 percent on a comparable basis.

•                  Productivity program initiatives accelerating and are on track to deliver $500 million in annualized savings by year-end 2011.

- more -

ATLANTA, February 12, 2009 — The Coca-Cola Company today reported unit case volume growth of 4 percent in the fourth quarter and 5 percent for the full year, successfully cycling 5 percent and 6 percent growth in the prior year quarter and full year, respectively.  Acquisitions contributed 1 point of unit case volume growth for the quarter and 2 points of growth for the full year.

The Company achieved broad-based growth across the globe.   In key emerging markets, China increased unit case volume 29 percent, India increased 28 percent and Eastern Europe increased double digits in the quarter.  Latin America delivered solid, balanced growth in unit case volume led by Mexico increasing 6 percent and Brazil increasing 7 percent in the quarter.  Europe achieved unit case volume growth of 2 percent in the quarter successfully cycling 3 percent growth in the prior year.  In other key markets, North America unit case volume declined 3 percent in the quarter and unit case volume in Japan was even.

Sparkling beverages increased unit case volume 2 percent in both the quarter and full year.  Trademarks Coca-Cola, Fanta and Sprite contributed to the results, increasing unit case volume 2 percent, 3 percent and 6 percent, respectively, for the year.  International sparkling beverage unit case volume increased 4 percent for both the quarter and full year.

Still beverage unit case volume increased 11 percent in the quarter and 13 percent for the full year, led by strong growth across the portfolio, including juice and juice drinks, teas, active lifestyle and water brands.

International still beverage unit case volume increased 17 percent for both the quarter and full year.

Globally, the Company continued to gain volume and value share in nonalcoholic ready-to-drink beverages as well as in core sparkling and still beverages for both the quarter and full year.

Financial Highlights

Cash flow from operations was $7.6 billion for the year, compared with $7.1 billion in the prior year, an increase of 6 percent.

The Company reported fourth quarter earnings per share of $0.43.  After considering items impacting comparability, earnings per share for the quarter were $0.64, an increase of 10 percent.  Reported earnings per share for the quarter included a net charge of $0.21 per share primarily related to a non-cash impairment charge at Coca-Cola Enterprises Inc., an equity investee (“CCE”), restructuring charges and asset write-downs.  Reported earnings per share for the fourth quarter of 2007 were $0.52 and included a net charge of $0.06 primarily related to restructuring charges and asset write-downs.

Earnings per share for the year were $2.49 on a reported basis. After considering items impacting comparability, earnings per share for the year were $3.15, an increase of 17 percent.  Reported earnings per share for the year included a net charge of $0.66 per share primarily related to non-cash impairment charges at CCE, restructuring charges and asset write-downs.  Full year 2007 reported earnings per share were $2.57 and included a net charge of $0.13 per share primarily related to restructuring charges and asset write-downs.

Operating income in the quarter increased 12 percent on a reported basis and increased 10 percent after considering items impacting comparability.  Items impacting comparability reduced fourth quarter pre-tax operating income by $108 million in 2008 and by $126 million in 2007.  Currency negatively impacted comparable operating income in the quarter by 9 percent.   Full year operating income increased 16 percent on a reported basis and increased 17 percent after considering items impacting comparability.  Currency benefited both full year reported and comparable operating income by 6 percent.

The Company is currently on track to deliver $500 million in annualized savings from productivity initiatives by year-end 2011. The continued acceleration of these efforts will enable cash flows to be redeployed to drive investments for growth.

“Our performance in the fourth quarter was very solid,” said Muhtar Kent, president and chief executive officer, The Coca-Cola Company. “Our fourth quarter and full year 2008 results reflect both the universal appeal of our global brands and the unrivalled reach of one of the world’s leading consumer products distribution systems.  We delivered consistent, quality results for the quarter and for the full year.  For the year, we again exceeded our long-term growth targets despite a very challenging economic environment.  And importantly, we gained volume and value share in most of our leading markets through solid execution of our strategies.”

“Our highly skilled management team is assertively addressing the challenges posed by the current global economic crisis.  Working in close collaboration with our bottling partners, we successfully accelerated actions, refocused investments and intensified our disciplined execution to drive results.  We also made significant gains in realigning our organizational structure to generate greater productivity and in rewiring our business for sustainable results.

While certainly not crisis proof, as no company is, I do believe our global business model is relatively resilient, as we bring simple moments of pleasure to our consumers, nearly 1.6 billion times a day, for cents at a time.  We recognize that 2009 will bring many unique challenges to us and our consumers, customers, and bottling partners.  Yet, I believe that our solid brand and business fundamentals — together with a fundamentally sound balance sheet, robust cash generating model and strong global bottling system — provide a sound foundation for our management team to continue driving long-term sustainable growth.”

(All references to growth rate percentages and share compare the results of the period to those of the prior year comparable period.)

(All references to unit case volume percentage changes in this section are computed based on average daily sales for the fourth quarter and computed on a reported basis for the full year.  Group operational highlights are reported in line with the Company’s operating structure as described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 8, 2008.)

	Q4 2008			FY 2008
	Unit Case Volume	Net Revenues	Operating Income	Unit Case Volume	Net Revenues	Operating Income
Total Company	4%	(3%)	12%	5%	11%	16%

Eurasia and Africa	7%	(12%)	(16%)	7%	10%	25%
Europe	2%	(3%)	14%	3%	10%	14%
Latin America	6%	3%	2%	8%	18%	20%
North America	(3%)	5%	2%	(1%)	6%	(7%)
Pacific	9%	Even	(5%)	8%	7%	9%
Bottling Investments	(1%)	(13%)	14%	14%	16%	73%

Eurasia and Africa

•                  The Eurasia and Africa Group’s unit case volume increased 7 percent in the quarter and full year, cycling double-digit growth in both the prior year quarter and full year.  Net revenues for the year increased 10 percent, reflecting a 7 percent increase in concentrate sales with positive pricing and mix partially offset by a 4 percent negative impact from currency.  Full year operating income increased 25 percent primarily reflecting the increase in net revenues and the continued investment in key marketing and business initiatives.

•                  Eurasia and Africa delivered solid growth, with sparkling beverages increasing 4 percent and still beverages increasing 21 percent for the year.  Unit case volume expanded across most markets in the quarter and full year, with double-digit growth in key markets. India, South

Africa and Nigeria increased 28 percent, 11 percent and 12 percent in the quarter, respectively.  Russia’s unit case volume declined 8 percent in the quarter and was even for the year, reflecting the impact of a more challenging economic environment and adverse weather conditions in the summer.

•                  Share gains continued for the Eurasia and Africa Group in the quarter and full year led by volume and value share gains in Russia and Turkey in nonalcoholic ready-to-drink beverages.

Europe

•                  Unit case volume in the Europe Group increased 2 percent in the quarter and 3 percent for the full year.  Net revenues for the year increased 10 percent, reflecting even concentrate sales, positive pricing and mix and a high single-digit currency benefit.  Full year operating income increased 14 percent reflecting both higher net revenues and continuing investment to support key initiatives across the group.

•                  Europe delivered solid growth for the year with unit case volume for sparkling beverages increasing 1 percent, with Trademark Coca-Cola growth of 1 percent.  Still beverages increased 11 percent for the year, led by solid performance across the portfolio.  Unit case volume growth in Europe was driven by double-digit growth in Eastern Europe for the quarter and high single-digit growth for the full year.

•                  Key countries across the group including Germany, Great Britain and France gained volume and value share in nonalcoholic ready-to-drink beverages in the quarter.

Latin America

•                  The Latin America Group delivered strong unit case volume growth of 6 percent in the quarter and 8 percent for the year, cycling 10 percent and 9 percent growth in the prior year quarter and full year, respectively. Net revenues for the year increased 18 percent, reflecting a 6 percent increase in concentrate sales, positive pricing and mix as well as a 4 percent currency benefit.  Operating income for the year increased 20 percent reflecting the net revenue increase and continuing investment in key marketing initiatives.

•                  Latin America delivered growth across the portfolio with sparkling beverages increasing 4 percent and still beverages increasing 40 percent for the year.  Unit case volume expanded across all key markets in the quarter and full year, with Mexico, Brazil and Argentina increasing 9 percent, 7 percent and 5 percent for the full year, respectively.  Acquisitions contributed 1 point of the overall unit case volume growth in the quarter and 3 points for the full year.

•                 For the quarter and full year, volume and value share gains continued for the Latin America Group in both sparkling and still beverages.

North America

•                 Unit case volume in the North America Group declined 3 percent in the quarter, driven by significant bottler price increases and poor macroeconomic conditions partially offset by strong consumer marketing, value creating customer programs and good bottler execution.  Retail unit case volume declined 4 percent, while Foodservice and Hospitality increased 1 percent.  For the year, unit case volume declined 1 percent, including a 1 percent benefit from acquisitions.  Net revenues for the year increased 6 percent, reflecting a 2 percent decline in concentrate sales, offset by positive pricing and mix.  Operating income decreased 7 percent for the year with higher input costs and continued investment in strategic marketing initiatives offsetting increased net revenues.

•                 Sparkling beverage unit case volume declined 4 percent in the quarter and 3 percent for the year.  Continued successful execution of the three-cola strategy helped the Coca-Cola, Diet Coke and Coca-Cola Zero portfolio gain volume and value share in the U.S. for the full year.   Coca-Cola Zero continued its stellar performance, increasing unit case volume 29 percent in the quarter and 36 percent for the full year.

•                 Still beverage unit case volume increased 1 percent in the quarter and 5 percent for the full year, and achieved volume and value share gains, due to the continued strong performance of glacéau, Fuze, Trademark Simply and Minute Maid Enhanced Juices.

Pacific

•                 The Pacific Group increased unit case volume 9 percent in the quarter and 8 percent for the year, successfully cycling 3 percent and 7 percent growth in the prior year quarter and full year, respectively.  Net revenues for the year increased 7 percent, reflecting an 8 percent increase in concentrate sales and a high single-digit currency benefit partially offset by the impact of structural changes and unfavorable product mix.  Operating income for the year increased 9 percent reflecting the net revenue increase and continued investments in key business initiatives.

•                 Pacific delivered growth across the portfolio with sparkling beverages increasing 8 percent and still beverages increasing 7 percent for the year led by solid performance in key markets.

•                 China unit case volume increased 29 percent in the quarter and 19 percent for the year.  The results were led by double-digit unit case volume growth in Trademark Coca-Cola, Trademark Sprite and Minute Maid along with the successful launch of Yuan Ye, an original green leaf tea, each of which contributed to volume and value share gains in nonalcoholic ready-to-drink beverages as well as in sparkling and still beverages for the year.

•                 Japan unit case volume was even in the quarter and full year.  Sparkling beverages delivered unit case volume growth of 8 percent in the quarter led by Trademark Coca-Cola and Trademark Fanta, which grew unit case volume 8 percent and 16 percent, respectively. Strong performance by Coca-Cola Zero and Fanta FuruFuru supported this growth.  Unit case volume declines in Sokenbicha and Aquarius offset strong growth in sparkling beverages.  Japan gained volume and value share in nonalcoholic ready-to-drink beverages for the quarter and full year.

•                 In the Philippines, unit case volume increased 1 percent in the quarter, returning to growth after two quarters of sequential decline, and increased 3 percent for the year.  The Philippines gained volume and value share in nonalcoholic ready-to-drink beverages for the year despite operating in a more challenging economic environment.

•                 Volume and value share gains continued for the Pacific Group in both sparkling and still beverages for the year.

Bottling Investments

•                 The Bottling Investments Group’s unit case volume decreased 1 percent in the quarter, reflecting bottling divestitures partially offset by organic growth across most operations.  For the full year, unit case volume increased 14 percent, reflecting both organic growth and a benefit from acquisitions partially offset by bottling divestitures.  Net revenues increased 16 percent for the year due to the unit case volume increase, a mid single-digit currency benefit and the impact of structural changes.  Operating income increased 73 percent for the year reflecting the net revenue increase and the benefits of supply chain efficiencies and controlled operating expenses, partially offset by higher commodity input costs and continued investments to enhance market execution capabilities.

Financial Review

Operating Results

Net operating revenues for the fourth quarter decreased 3 percent, with a 4 percent increase in concentrate sales and a 4 percent favorable impact from pricing and mix, offset by a 4 percent decrease from structural changes primarily related to bottling divestitures and a 7 percent negative currency impact.  For the year, net operating revenues increased 11 percent, reflecting a 4 percent increase in concentrate sales, a 4 percent benefit from currency and a 3 percent favorable impact from pricing and mix.

Cost of goods sold decreased 3 percent for the quarter.  This reflects a 4 percent increase in concentrate sales as well as increases in commodity-based input and freight costs offset by a 6 percent decrease from currency and a 7 percent decrease from structural changes primarily related to bottling divestitures. For the year, cost of goods sold increased 9 percent.  This reflects a 4 percent increase in concentrate sales, a 4 percent increase from currency and increases in commodity-based input and freight costs, partially offset by a 2 percent decrease from structural changes primarily related to bottling acquisitions and divestitures.

Selling, general and administrative expenses decreased 10 percent for the quarter and increased 8 percent for the year reflecting a 6 percent decrease and a 4 percent increase from currency in the quarter and full year, respectively.  The Company continued to realize expense leverage by investing in marketing strategies to drive brand growth and by more effectively managing general and administrative expenses.

The Company had other operating charges in the fourth quarter and full year totaling $108 million and $350 million pre-tax, respectively,

primarily related to restructuring costs, productivity initiatives, asset impairments and contract termination fees.

Operating income increased 12 percent for the quarter and 16 percent for the year. After considering items impacting comparability, operating income grew 10 percent for the quarter and 17 percent for the year.  Currency negatively impacted comparable operating income by 9 percent in the quarter, but benefited it 6 percent for the year.  Based on the anticipated benefits of hedging coverage in place, the Company currently expects currencies to have an estimated 10 to 12 percent negative impact on operating income in the first quarter of 2009.

Effective Tax Rate

The reported effective tax rates for the quarter and the year were 13.5 percent and 21.9 percent, respectively.  The underlying effective tax rate on operations for the quarter and year was 22.0 percent.  The variance between the reported rate and the underlying rate was due to the tax impact of various separately disclosed items impacting comparability.

The Company anticipates that its underlying effective tax rate on operations for the full year 2009 will be approximately 23.0 to 24.0 percent.  The Company’s estimated underlying effective tax rate does not reflect the impact of discrete events, which, if and when they occur, are separately recognized in the appropriate period.

New Operating Structure

As previously communicated, effective July 1, 2008, the Company made certain changes to its operating structure to realign geographic responsibility.  The European Union Group was reconfigured to include the Adriatic and Balkans Region and was renamed the Europe Group; and the remaining Eurasia Group was combined with the Africa Group into the new Eurasia and Africa Group.  The changes in operating structure did not impact the other existing geographic operating segments, Bottling Investments or Corporate.  Reporting on the new structure began in the third quarter.  Reclassified operating segment information can be found in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 8, 2008.

Items Impacting Prior Year Results

In 2007, the fourth quarter results included a net charge of $0.06 primarily related to restructuring charges and asset write-downs.  Third quarter 2007 results included a $0.03 per share charge primarily related to restructuring charges which was offset by a $0.03 per share gain primarily related to the sale of a portion of the Company’s investment in Coca-Cola Amatil Limited.  Second quarter 2007 results included a net charge of $0.05 per share primarily related to restructuring charges and a non-cash impairment charge at an equity investee.  First quarter 2007 results included a net charge of $0.02 per share primarily related to an asset write-off in the Philippines bottler, partially offset by gains on the sales of the equity interest in a Brazilian bottler and real estate in Spain.

Conference Call

The Company will host a conference call with investors and analysts to discuss the fourth quarter and full year 2008 results today at 9:30 a.m. (EST).  The Company invites investors to listen to the live audiocast of the conference call at the Company’s website, www.thecoca-colacompany.com in the “Investors” section.  A replay in downloadable MP3 format will also be available within 24 hours after the audiocast on the Company’s website.  Further, the “Investors” section of the Company’s website includes a reconciliation of non-GAAP financial measures that may be used periodically by management when discussing the Company’s financial results with investors and analysts to our results as reported under GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(UNAUDITED)

(In millions except per share data)

	Three Months Ended
	December 31, 2008	December 31, 2007	% Change
Net Operating Revenues	$7,126	$7,331	(3)
Cost of goods sold	2,568	2,641	(3)
Gross Profit	4,558	4,690	(3)
Selling, general and administrative expenses	2,744	3,039	(10)
Other operating charges	108	125	—
Operating Income	1,706	1,526	12
Interest income	94	86	9
Interest expense	121	156	(22)
Equity income (loss) - net	(440)	171	—
Other income (loss) - net	(89)	(4)	—
Income Before Income Taxes	1,150	1,623	(29)
Income taxes	155	409	(62)
Net Income	$995	$1,214	(18)

Diluted Net Income Per Share*	$0.43	$0.52	(17)
Average Shares Outstanding - Diluted*	2,321	2,347

*                 For the three months ended December 31, “Basic Net Income Per Share” was $0.43 for 2008 and $0.52 for 2007 based on “Average Shares Outstanding - Basic” of 2,312 for 2008 and 2,314 for 2007.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(UNAUDITED)

(In millions except per share data)

	Year Ended
	December 31, 2008	December 31, 2007	% Change
Net Operating Revenues	$31,944	$28,857	11
Cost of goods sold	11,374	10,406	9
Gross Profit	20,570	18,451	11
Selling, general and administrative expenses	11,774	10,945	8
Other operating charges	350	254	—
Operating Income	8,446	7,252	16
Interest income	333	236	41
Interest expense	438	456	(4)
Equity income (loss) - net	(874)	668	—
Other income (loss) - net	(28)	173	—
Income Before Income Taxes	7,439	7,873	(6)
Income taxes	1,632	1,892	(14)
Net Income	$5,807	$5,981	(3)

Diluted Net Income Per Share*	$2.49	$2.57	(3)
Average Shares Outstanding - Diluted*	2,336	2,331

*                 For the year ended December 31, “Basic Net Income Per Share” was $2.51 for 2008 and $2.59 for 2007 based on “Average Shares Outstanding - Basic” of 2,315 for 2008 and 2,313 for 2007.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(UNAUDITED)

(In millions except par value)

	December 31, 2008	December 31, 2007
Assets
Current Assets
Cash and cash equivalents	$4,701	$4,093
Marketable securities	278	215
Trade accounts receivable, less allowances of $51 and $56, respectively	3,090	3,317
Inventories	2,187	2,220
Prepaid expenses and other assets	1,920	2,260
Total Current Assets	12,176	12,105

Investments
Equity method investments	5,316	7,289
Other investments, principally bottling companies	463	488
Total Investments	5,779	7,777

Other Assets	1,733	2,675
Property, Plant and Equipment - net	8,326	8,493
Trademarks With Indefinite Lives	6,059	5,153
Goodwill	4,029	4,256
Other Intangible Assets	2,417	2,810
Total Assets	$40,519	$43,269

Liabilities and Shareowners’ Equity
Current Liabilities
Accounts payable and accrued expenses	$6,205	$6,915
Loans and notes payable	6,066	5,919
Current maturities of long-term debt	465	133
Accrued income taxes	252	258
Total Current Liabilities	12,988	13,225

Long-Term Debt	2,781	3,277
Other Liabilities	3,401	3,133
Deferred Income Taxes	877	1,890

Shareowners’ Equity
Common stock, $0.25 par value; Authorized - 5,600 shares; Issued - 3,519 shares and 3,519 shares, respectively	880	880
Capital surplus	7,966	7,378
Reinvested earnings	38,513	36,235
Accumulated other comprehensive income (loss)	(2,674)	626
Treasury stock, at cost - 1,207 and 1,201 shares, respectively	(24,213)	(23,375)
Total Shareowners’ Equity	20,472	21,744
Total Liabilities and Shareowners’ Equity	$40,519	$43,269

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(UNAUDITED)

(In millions)

	Year Ended
	December 31, 2008	December 31, 2007

Operating Activities
Net income	$5,807	$5,981
Depreciation and amortization	1,228	1,163
Stock-based compensation expense	266	313
Deferred income taxes	(360)	109
Equity income or loss, net of dividends	1,128	(452)
Foreign currency adjustments	(42)	9
Gains on sales of assets, including bottling interests	(130)	(244)
Other operating charges	209	166
Other items	153	99
Net change in operating assets and liabilities	(688)	6
Net cash provided by operating activities	7,571	7,150

Investing Activities
Acquisitions and investments, principally beverage and bottling companies and trademarks	(759)	(5,653)
Purchases of other investments	(240)	(99)
Proceeds from disposals of other investments	479	448
Purchases of property, plant and equipment	(1,968)	(1,648)
Proceeds from disposals of property, plant and equipment	129	239
Other investing activities	(4)	(6)
Net cash used in investing activities	(2,363)	(6,719)

Financing Activities
Issuances of debt	4,337	9,979
Payments of debt	(4,308)	(5,638)
Issuances of stock	586	1,619
Purchases of stock for treasury	(1,079)	(1,838)
Dividends	(3,521)	(3,149)
Net cash (used in) provided by financing activities	(3,985)	973

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(615)	249

Cash and Cash Equivalents
Net increase during the year	608	1,653
Balance at beginning of year	4,093	2,440
Balance at end of year	$4,701	$4,093

THE COCA-COLA COMPANY AND SUBSIDIARIES

Operating Segments

(UNAUDITED)

(In millions)

Three Months Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	December 31, 2008 (1)	December 31, 2007 (5)	% Fav. / (Unfav.)	December 31, 2008 (2)	December 31, 2007 (6)	% Fav. / (Unfav.)	December 31, 2008 (2), (3), (4)	December 31, 2007 (6), (7), (8)	% Fav. / (Unfav.)
Eurasia & Africa	$507	$579	(12)	$158	$188	(16)	$151	$196	(23)
Europe	1,175	1,214	(3)	628	549	14	602	545	10
Latin America	941	911	3	503	491	2	491	495	(1)
North America	1,974	1,886	5	411	402	2	404	402	0
Pacific	1,091	1,091	0	375	393	(5)	370	377	(2)
Bottling Investments	1,832	2,104	(13)	25	22	14	(388)	199	—
Corporate	16	23	(30)	(394)	(519)	24	(480)	(591)	19
Eliminations	(410)	(477)	—	—	—	—	—	—	—
Consolidated	$7,126	$7,331	(3)	$1,706	$1,526	12	$1,150	$1,623	(29)

Note:	Refer to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 8, 2008 for more information on the changes to the Company’s operating structure.

(1)

Intersegment revenues for the three months ended December 31, 2008 were approximately $33 million for Eurasia and Africa, $206 million for Europe, $48 million for Latin America, $28 million for North America, $65 million for Pacific and $30 million for Bottling Investments.

(2)

Operating income (loss) and income (loss) before income taxes for the three months ended December 31, 2008 were reduced by approximately $1 million for Eurasia and Africa, $44 million for North America, $21 million for Bottling Investments and $42 million for Corporate, primarily as a result of restructuring costs, productivity initiatives, asset impairments and contract termination fees.

(3)

Income (loss) before income taxes for the three months ended December 31, 2008 was reduced by approximately $19 million for Europe, $8 million for North America and $529 million for Bottling Investments, primarily attributable to our proportionate share of asset impairment charges recorded by equity method investees.

(4)

Income (loss) before income taxes for the three months ended December 31, 2008 was reduced by approximately $2 million for North America, $30 million for Bottling Investments and $52 million for Corporate, primarily due to other-than-temporary impairments of available-for-sale securities.

(5)

Intersegment revenues for the three months ended December 31, 2007 were approximately $34 million for Eurasia and Africa, $230 million for Europe, $71 million for Latin America, $12 million for North America, $112 million for Pacific and $18 million for Bottling Investments.

(6)

Operating income (loss) and income (loss) before income taxes for the three months ended December 31, 2007 were reduced by approximately $2 million for Eurasia and Africa, $21 million for Europe, $1 million for Latin America, $10 million for North America, $2 million for Pacific, $4 million for Bottling Investments and $86 million for Corporate, primarily as a result of asset impairments and restructuring costs.

(7)	Income (loss) before income taxes for the three months ended December 31, 2007 was increased by approximately $18 million for Corporate due to the sale of real estate in the United States.

(8)

Income (loss) before income taxes for the three months ended December 31, 2007 was reduced by approximately $9 million for Bottling Investments. The reduction was primarily due to our proportionate share of asset impairments and restructuring charges recorded by equity method investees, partially offset by our proportionate share of tax benefits recorded by CCE.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Operating Segments

(UNAUDITED)

(In millions)

Year Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	December 31, 2008 (1)	December 31, 2007 (6)	% Fav. / (Unfav.)	December 31, 2008 (2)	December 31, 2007 (7)	% Fav. / (Unfav.)	December 31, 2008 (2), (3), (4), (5)	December 31, 2007 (7), (8), (9)	% Fav. / (Unfav.)
Eurasia & Africa	$2,327	$2,109	10	$834	$667	25	$811	$696	17
Europe	5,801	5,292	10	3,175	2,775	14	3,182	2,796	14
Latin America	3,835	3,244	18	2,099	1,749	20	2,082	1,752	19
North America	8,280	7,836	6	1,584	1,696	(7)	1,587	1,700	(7)
Pacific	4,695	4,406	7	1,858	1,699	9	1,836	1,665	10
Bottling Investments	8,931	7,695	16	264	153	73	(625)	761	—
Corporate	107	72	49	(1,368)	(1,487)	8	(1,434)	(1,497)	4
Eliminations	(2,032)	(1,797)	—	—	—	—	—	—	—
Consolidated	$31,944	$28,857	11	$8,446	$7,252	16	$7,439	$7,873	(6)

Note:	Refer to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 8, 2008 for more information on the changes to the Company’s operating structure.

(1)

Intersegment revenues for the year ended December 31, 2008 were approximately $192 million for Eurasia and Africa, $1,016 million for Europe, $212 million for Latin America, $75 million for North America, $337 million for Pacific and $200 million for Bottling Investments.

(2)

Operating income (loss) and income (loss) before income taxes for the year ended December 31, 2008 were reduced by approximately $1 million for Eurasia and Africa, $1 million for Latin America, $56 million for North America, $46 million for Bottling Investments and $246 million for Corporate, primarily as a result of restructuring costs, contract termination fees, productivity initiatives and asset impairments.

(3)

Income (loss) before income taxes for the year ended December 31, 2008 was reduced by approximately $19 million for Europe, $8 million for North America and $1,659 million for Bottling Investments, primarily attributable to our proportionate share of asset impairment charges recorded by equity method investees.

(4)

Income (loss) before income taxes for the year ended December 31, 2008 was increased by approximately $119 million for Bottling Investments and Corporate, primarily due to the gain on the sale of Refrigerantes Minas Gerais Ltda. (“Remil”), a bottler in Brazil, to Coca-Cola FEMSA, S.A.B. de C.V. and the sale of 49 percent of our interest in Coca-Cola Beverages Pakistan Ltd. to Coca-Cola Icecek A.S.

(5)

Income (loss) before income taxes for the year ended December 31, 2008 was reduced by approximately $2 million for North America, $30 million for Bottling Investments and $52 million for Corporate, primarily due to other-than-temporary impairments of available-for-sale securities.

(6)

Intersegment revenues for the year ended December 31, 2007 were $168 million for Eurasia and Africa, $845 million for Europe, $175 million for Latin America, $75 million for North America, $409 million for Pacific and $125 million for Bottling Investments.

(7)

Operating income (loss) and income (loss) before income taxes for the year ended December 31, 2007 were reduced by approximately $37 million for Eurasia and Africa, $33 million for Europe, $4 million for Latin America, $23 million for North America, $3 million for Pacific, $47 million for Bottling Investments and $121 million for Corporate, primarily as a result of asset impairments and restructuring costs.

(8)

Income (loss) before income taxes for the year ended December 31, 2007 was reduced by approximately $150 million for Bottling Investments, primarily due to our proportionate share of asset impairments charges and restructuring expenses recorded by equity method investees.

(9)

Income (loss) before income taxes for the year ended December 31, 2007 was increased by approximately $227 million for Corporate, primarily due to the sale of real estate in Spain, the sale of our equity ownership in Vonpar Refrescos S.A. and the sale of Coca-Cola Amatil Limited shares.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data)

	Three Months Ended December 31, 2008									% Change -
		Items Impacting Comparability					After			After
	Reported (GAAP)	Asset Impairments/ Restructuring	Productivity Initiatives	Equity Investees	Transaction Gains	Certain Tax Matters (1)	Considering Items (Non-GAAP)	% Change - Reported (GAAP)		Considering Items (Non-GAAP)
Net Operating Revenues	$7,126						$7,126	(3	)(2)	(3)
Cost of goods sold	2,568						2,568	(3)		(3)
Gross Profit	4,558						4,558	(3)		(3)
Selling, general and administrative expenses	2,744						2,744	(10)		(10)
Other operating charges	108	$(77)	$(31)				—	—		—
Operating Income	1,706	77	31				1,814	12		10 (3)
Interest income	94						94	9		9
Interest expense	121						121	(22)		(22)
Equity income (loss) - net	(440)			$556			116	—		(36)
Other income (loss) - net	(89)	84			$(1)		(6)	—		—
Income Before Income Taxes	1,150	161	31	556	(1)		1,897	(29)		9
Income taxes	155	23	12	197	—	$31	418	(62)		9
Net Income	$995	$138	$19	$359	$(1)	$(31)	$1,479	(18)		9
Diluted Net Income Per Share	$0.43	$0.06	$0.01	$0.15	$0.00	$(0.01)	$0.64	(17)		10
Average Shares Outstanding - Diluted	2,321	2,321	2,321	2,321	2,321	2,321	2,321

Gross Margin	64.0%						64.0%
Operating Margin	23.9%						25.5%
Effective Tax Rate	13.5%						22.0%

	Three Months Ended December 31, 2007
		Items Impacting Comparability				After
	Reported (GAAP)	Asset Impairments/ Restructuring	Equity Investees	Gains on Sales of Assets	Certain Tax Matters (1)	Considering Items (Non-GAAP)
Net Operating Revenues	$7,331					$7,331
Cost of goods sold	2,641	$(1)				2,640
Gross Profit	4,690	1				4,691
Selling, general and administrative expenses	3,039					3,039
Other operating charges	125	(125)				—
Operating Income	1,526	126				1,652
Interest income	86					86
Interest expense	156					156
Equity income - net	171		$9			180
Other income (loss) - net	(4)			$(18)		(22)
Income Before Income Taxes	1,623	126	9	(18)		1,740
Income taxes	409	19	2	(7)	$(40)	383
Net Income	$1,214	$107	$7	$(11)	$40	$1,357
Diluted Net Income Per Share	$0.52	$0.05	$0.00	$0.00	$0.02	$0.58 (4)
Average Shares Outstanding - Diluted	2,347	2,347	2,347	2,347	2,347	2,347

Gross Margin	64.0%					64.0%
Operating Margin	20.8%					22.5%
Effective Tax Rate	25.2%					22.0%

Note: Items to consider for comparability include primarily charges, gains, and accounting changes.  Charges and accounting changes negatively impacting net income are reflected as increases to reported net income.  Gains and accounting changes positively impacting net income are reflected as deductions to reported net income.

(1)  Primarily related to changes in reserves related to certain tax matters.

(2)  Net operating revenues excluding structural changes:

	2008	2007	% Change
Reported net operating revenues	$7,126	$7,331	(3)
Structural changes	—	(262)	—
Net operating revenues excluding structural changes	$7,126	$7,069	1

(3)  Operating income after considering items impacting comparability for the three months ended December 31, 2008 includes a negative currency impact of approximately 9%. Currency neutral operating income growth after considering items impacting comparability is 19%.

(4)  Per share amounts do not add due to rounding.

The Company reports its financial results in accordance with U. S. generally accepted accounting principles (GAAP).  However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability.  Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.  See the Tables above for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended December 31, 2008 and December 31, 2007. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data)

	Year Ended December 31, 2008								% Change -
		Items Impacting Comparability					After		After
	Reported (GAAP)	Asset Impairments/ Restructuring	Productivity Initiatives	Equity Investees	Transaction Gains	Certain Tax Matters (1)	Considering Items (Non-GAAP)	% Change - Reported (GAAP)	Considering Items (Non-GAAP)
Net Operating Revenues	$31,944						$31,944	11 (2)	11
Cost of goods sold	11,374						11,374	9	9
Gross Profit	20,570						20,570	11	11
Selling, general and administrative expenses	11,774						11,774	8	8
Other operating charges	350	$(295)	$(55)				—	—	—
Operating Income	8,446	295	55				8,796	16	17 (3)
Interest income	333						333	41	41
Interest expense	438						438	(4)	(4)
Equity income (loss) - net	(874)			$1,686			812	—	(1)
Other income (loss) - net	(28)	84			$(119)		(63)	—	—
Income Before Income Taxes	7,439	379	55	1,686	(119)		9,440	(6)	17
Income taxes	1,632	66	21	392	(29)	$(5)	2,077	(14)	17
Net Income	$5,807	$313	$34	$1,294	$(90)	$5	$7,363	(3)	17
Diluted Net Income Per Share	$2.49	$0.13	$0.01	$0.55	$(0.04)	$0.00	$3.15 (4)	(3)	17
Average Shares Outstanding - Diluted	2,336	2,336	2,336	2,336	2,336	2,336	2,336

Gross Margin	64.4%						64.4%
Operating Margin	26.4%						27.5%
Effective Tax Rate	21.9%						22.0%

	Year Ended December 31, 2007
		Items Impacting Comparability				After
	Reported (GAAP)	Asset Impairments/ Restructuring	Equity Investees	Gains on Sales of Assets	Certain Tax Matters (1)	Considering Items (Non-GAAP)
Net Operating Revenues	$28,857					$28,857
Cost of goods sold	10,406	$(14)				10,392
Gross Profit	18,451	14				18,465
Selling, general and administrative expenses	10,945					10,945
Other operating charges	254	(254)				—
Operating Income	7,252	268				7,520
Interest income	236					236
Interest expense	456					456
Equity income - net	668		$150			818
Other income (loss) - net	173			$(227)		(54)
Income Before Income Taxes	7,873	268	150	(227)		8,064
Income taxes	1,892	49	21	(111)	$(77)	1,774
Net Income	$5,981	$219	$129	$(116)	$77	$6,290
Diluted Net Income Per Share	$2.57	$0.09	$0.06	$(0.05)	$0.03	$2.70
Average Shares Outstanding - Diluted	2,331	2,331	2,331	2,331	2,331	2,331

Gross Margin	63.9%					64.0%
Operating Margin	25.1%					26.1%
Effective Tax Rate	24.0%					22.0%

Note: Items to consider for comparability include primarily charges, gains, and accounting changes.  Charges and accounting changes negatively impacting net income are reflected as increases to reported net income.  Gains and accounting changes positively impacting net income are reflected as deductions to reported net income.

(1)  Primarily related to changes in reserves related to certain tax matters.

(2)  Net operating revenues excluding structural changes:

	2008	2007	% Change
Reported net operating revenues	$31,944	$28,857	11
Structural changes	(912)	(816)	—
Net operating revenues excluding structural changes	$31,032	$28,041	11

(3)  Operating income after considering items impacting comparability for the year ended December 31, 2008 includes a positive currency impact of approximately 6%. Currency neutral operating income growth after considering items impacting comparability is 11%.

(4)  Per share amounts do not add due to rounding.

The Company reports its financial results in accordance with U. S. generally accepted accounting principles (GAAP).  However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability.  Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.  See the Tables above for supplemental financial data and corresponding reconciliations to GAAP financial measures for the twelve months ended December 31, 2008 and December 31, 2007. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

The Coca-Cola Company

The Coca-Cola Company is the world’s largest beverage company, refreshing consumers with nearly 500 sparkling and still brands. Along with Coca-Cola, recognized as the world’s most valuable brand, the Company’s portfolio includes 12 other billion dollar brands, including Diet Coke, Fanta, Sprite, Coca-Cola Zero, vitaminwater, POWERADE, Minute Maid and Georgia Coffee. Globally, we are the No. 1 provider of sparkling beverages, juices and juice drinks and ready-to-drink teas and coffees. Through the world’s largest beverage distribution system, consumers in more than 200 countries enjoy the Company’s beverages at a rate of nearly 1.6 billion servings a day. With an enduring commitment to building sustainable communities, our Company is focused on initiatives that protect the environment, conserve resources and enhance the economic development of the communities where we operate. For more information about our Company, please visit our website at www.thecoca-colacompany.com.

Forward-Looking Statements

This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company’s historical experience and our present expectations or projections. These risks include, but are not limited to, obesity and other health concerns; scarcity and quality of water; changes in the nonalcoholic beverages business environment, including changes in consumer preferences based on health and nutrition considerations and obesity concerns; shifting consumer tastes and needs, changes in lifestyles and increased consumer information; increased competition; our ability to expand our operations in emerging markets; foreign currency and interest rate fluctuations; our ability to maintain good relationships with our bottling partners; the financial condition of our bottling partners; our ability and the ability of our bottling partners to maintain good labor relations, including the ability to renew collective bargaining agreements on satisfactory terms and avoid strikes or work stoppages; increase in the cost of energy; increase in cost, disruption of supply or shortage of raw and packaging materials; changes in laws and regulations relating to beverage containers and packaging, including mandatory deposit, recycling, eco-tax and/or product stewardship laws or regulations; adoption of significant additional labeling or warning requirements; unfavorable general economic conditions in the United States; unfavorable economic and political conditions in international markets, including civil unrest and product boycotts; changes in commercial or market practices and business model within the European Union; litigation uncertainties; adverse weather conditions; our ability to maintain brand image and product quality as well as other product issues such as product recalls; changes in legal and regulatory environments; changes in accounting standards and taxation requirements; our ability to achieve overall long-term goals; our ability to protect our information systems; additional impairment charges; our ability to successfully manage Company-owned bottling operations; global or regional catastrophic events; and other risks discussed in our Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.

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